CERTIFICATE OF DESIGNATION
of
SERIES A PREFERRED STOCK
of
PARKER CLAY GLOBAL, PBC
(Pursuant to Section 151 of the
Delaware General Corporation Law)

PARKER CLAY GLOBAL, PBC, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "***Corporation***"), hereby certifies that pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation by unanimous written consent without a meeting, adopted resolutions providing for the designations, preferences and rights, and the qualifications, limitations or restrictions, of 40,322,500 shares of Series A Preferred Stock (as defined herein) of the Corporation, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "***Board of Directors***" or the "***Board***") in accordance with the provisions of the Corporation's Certificate of Incorporation, the Board hereby creates a series of Preferred Stock, par value $0.00001 per share (the "***Preferred Stock***"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series A Preferred Stock.

Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock" (the "***Series A Preferred Stock***") and the number of shares constituting the Series A Preferred Stock shall initially be 40,322,500. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities or rights issued by the Corporation convertible into Series A Preferred Stock and further provided that the Board of Directors shall increase the number of shares constituting the Series A Preferred Stock to the extent necessary for the Corporation to have available sufficient shares of such Series A Preferred Stock available to fulfill all of the Corporation's obligations to holders of securities and rights of the Corporation.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Class A Common Stock, par value $0.00001 per share (the "***Class A Common Stock***") and Class B Common Stock, par value $0.00001 per share (the "***Class B Common Stock***" and collectively with the Class A

Common Stock, "***Common Stock***"), and of any other junior stock shall be entitled to receive, when, as and if declared by the Board out of the funds legally available for the purpose, dividends payable when and as dividends are declared on the Common Stock in an amount equal to the per share amount of all cash dividends or all non-cash dividends or other distributions, declared on the Class B Common Stock multiplied by the number of issued an outstanding shares of Series A Preferred Stock.

(B) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Class B Common Stock.

(C) In the case of dividends or distributions payable in shares of Common Stock of the Corporation, or options, warrants or rights to acquire shares of such Common Stock, or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire, or Securities convertible into or exchangeable for, Class B Common Stock only.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Each holder of Series A Preferred Stock shall have the right to one (1) vote per share of Series A Preferred Stock held of record by such holder.

(B) Except as otherwise provided herein, in the Certificate of Incorporation of the Corporation, in any other Certificate of Designations (the "***Certificate of Designations***") creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Corporation's Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 5. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation, dissolution or winding up of the Corporation ("***Liquidation***"), no distribution shall be made to the holders of shares of Common Stock or other stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the greater of (i) $0.08158 per share of issued and outstanding Series A Preferred Stock, or (ii) the aggregate amount per share such holders would receive if such holders converted such Series A Preferred Stock into shares of Common Stock on a one share for one share basis immediately prior to the date of such payment.

(B) If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(C) Unless otherwise set forth in the Corporation's Certificate of Incorporation or other Certificate of Designation, after payment of the full amounts to the holders of Series A Preferred Stock as set forth above in paragraph (A), any remaining assets of the Corporation shall be distributed pro rata to the holders of Common Stock.

Section 6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for, or changed into, other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 7. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 8. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, pari passu to all series of any other class of the Corporation's Preferred Stock unless otherwise in the Certificate of Designation for any such class or series.

Section 9. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Section 10. Waivers. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Secretary and Chief Executive Officer this 11 day of August, 2022.

/s/ Ian Bentley
Ian Bentley
CEO, President and Secretary